STOCK OPTION PLAN

OF JUNE 26, 1996

____________________

SUMMARY OF PLAN TERMS

FOR

PLAN PARTICIPANTS RESIDENT OUTSIDE FRANCE

____________________

The following is a summary in English of the principal provisions of the Stock Option Plan of Pechiney of June 26, 1996 (the "Option Plan"). This summary does not purport to be complete and is qualified in its entirety by reference to minutes of the meeting of the Board of Directors of Pechiney held on June 26, 1996, which defines the terms and conditions applicable to the Option Plan. A copy of such minutes, which are in French, is available for inspection upon request addressed to Pechiney.

GENERAL PRINCIPLES

A stock option plan is a mechanism for affording selected employees and executives or managers of a company the opportunity to acquire stock in their company at a price determined at the time the options are granted and fixed for the term of the options. The objective is to enable these employees (referred to in this summary as "participants" in the Option Plan) to participate in any future appreciation in the price of the stock, and thereby provide participants with an incentive to contribute to the continued success of the company.

Options awarded under this Option Plan generally may be exercised subject to the terms and conditions described in this Summary, including the terms and conditions set forth at Section 5 concerning the dates as of which options first become exercisable. Options under the Option Plan generally will cease to be exercisable as of June 25, 2006.

Shares acquired under the Option Plan will be newly issued shares of PECHINEY, and option exercise will be treated for accounting purposes an increase in the capitalization of PECHINEY.

An award of options does not give rise to any obligation on the part of the participant to exercise the option; the decision whether or not to exercise is entirely within the control of the participant, and each participant is advised to consult his or her own professional financial and tax advisors with respect to a decision whether or not to exercise options awarded under the Option Plan.

LEGAL CONTEXT

The Option Plan is subject to the following provisions of French law:

    The French law of December 31, 1970, incorporated in the law of July 24, 1996, at articles 208-1 to 208-8-2; and
    The French decree of application of June 7, 1971, incorporated in the decree of March 23, 1967, as amended.

In applying these legal provisions, the Extraordinary General Meeting of the shareholders of PECHINEY held on March 29, 1996 authorized the Board of Directors of PECHINEY (the "Board") to award options to subscribe for ordinary shares of PECHINEY to selected managers and salaried employees of the PECHINEY group. On June 26, 1996, the Board utilized a portion of this authority in awarding the options covered by the Option Plan.

DESCRIPTION OF THE PLAN

  Participants

  Selected executives and managers of the PECHINEY Group have been designated by the Board as participants in the plan and have been awarded options thereunder.
  Definition of Options

Each participant has received (or will receive) a notice of grant informing him or her of the grant of an option under the Option Plan and indicating:
    the number of shares subject to the option
    the exercise price
    the period during which the option may be exercised
    the conditions to exercise of the option
  Exercise Price

  The exercise price of all options under the Option Plan is 208.66 French francs per share, which corresponds to 95% of the average of the opening prices of PECHINEY stock on the Paris Bourse during the 20 trading days preceding June 26, 1996 (the date on which options under the Option Plan were granted by the Board).

  This exercise price applies to options awarded under the Option Plan; if PECHINEY subsequently awards additional options, the exercise price applicable to such options may be different.

  Changes in Capital

  In general, the number of shares subject to options granted under the Option Plan, and the exercise price, are fixed for the entire term of the option. Nevertheless, in order to maintain the intended benefits for plan participants, French law provides for adjustments in the event of certain modifications in the capital of the company, e.g. a share dividend.

  Example: In the event of a dividend of one additional share for each five shares outstanding, an option to purchase 100 shares at an exercise price of 210 French francs per share would be adjusted and would thereafter represent an option to purchase 120 shares (= 6/5 x 100 shares) at a per share exercise price of 175 French francs (= 5/6 x 210 French francs). The aggregate exercise price of the option would continue to be 21,000 French francs (= 100 x FF 210 = 120 x FF 175).
  Exercisability

Options awarded under the Option Plan are not immediately exercisable. Participants may exercise options, in whole or in part and at one or several times as follows:
    an option under the Option Plan will become exercisable with respect to 50% of the total number of shares subject to the option as of June 26, 1999;
    the option will become exercisable with respect to the remaining 50% of the total number of shares subject to the option on June 26, 2002;
    options will remain outstanding until, and will expire as of, June 25, 2006.

Each exercise must be for a minimum of 10% of the total number of shares subject to the option.

In the event of certain transactions affecting the capital of the company, the Board reserves the possibility of temporarily suspending the exercise of options, for up to a maximum of three months.

EXERCISE OF OPTIONS

    Conditions to Exercise

    Except as otherwise provided, no option under the Option Plan may be exercised (in whole or in part) by a participant who has resigned, whose employment has been terminated for any reason or who has been laid off. For these purposes, the date of postmark of an employee's letter of resignation or of notice of termination or lay-off will be considered the date as of which the condition of continued employment is no longer satisfied (unless some other date is specified in such letter or notice).

    Notwithstanding the foregoing, in the event of retirement (including early retirement), total or partial disability, transfer within the PECHINEY Group or sale of the company that employs the participant, the participant will be entitled to exercise his or her option for the remaining term thereof, i.e. until June 25, 2006, subject to the other terms and conditions of the Option Plan.

    Options, and the right to exercise options, may not be sold or transferred (by gift or otherwise) except that, upon death, the participant's executor or other legal representative may exercise the option, to the extent it was exercisable by the participant at the time of death, during the six months following the date of death (but in no event later than June 25, 2006).
    Method of Exercise

To exercise an option, a participant should address the following documents to PECHINEY (attention: Monsieur MEYNARD, Directeur de la Gestion des Cadres):
    a Notice of Option Exercise (a copy of which is attached to this Summary), duly completed and signed a check or money order for the full amount of the exercise price, payable to the order of PECHINEY. (See "Financing of Option Exercise" below).

The date of receipt of the Notice of Option Exercise by PECHINEY will constitute the date of exercise.

A confirmation (see "Administration of the Plan" below) will be sent to the participant within several days by the Centre des Emetteurs et Transactions Titres of BANQUE NATIONALE DE PARIS, which has been authorized by PECHINEY to perform certain administrative functions under the Option Plan.

In case of partial exercise, the participant will use, for any later exercise, the detachable portion of the foregoing confirmation, which will constitute a new Notice of Option Exercise.

FINANCING OPTION EXERCISE

The amount of the exercise price relating to the portion of the option being exercised must be paid in full at the time of exercise.

Participants will be individually responsible for payment of the exercise price, and any participant wishing to obtain financing for an option exercise should contact his or her bank or other financial institution.

Participants will be permitted to pledge shares acquired pursuant to the Option Plan to secure indebtedness incurred to finance exercise of options.

TAXATION AND CERTAIN CHARACTERISTIS OF OPTIONS SHARES

    Taxation Generally

    The tax consequences of participation in the Option Plan will generally depend on the citizenship and/or residency of the participant. Depending on the applicable tax system, a tax event may occur in connection with the grant of options under the Option Plan, at the time of exercise of options, and/or upon disposition of shares acquired upon exercise of options. Each participant is individually responsible for familiarizing himself or herself with, and fulfilling, all tax obligations arising in connection with his or her participation in the Option Plan.

    Participants who are citizens or residents of the United States will receive a summary of United States federal income tax consequences.
    Shares to be in Registered Form

    All shares issued upon exercise of options awarded under the Option Plan will be in registered form. This requirement arises from French tax rules.

    Shares will be registered in an individual account established in the name of the beneficiary at the BANQUE NATIONALE DE PARIS (CENTRE DES EMETTEURS ET TRANSACTIONS TITRES).

    No account maintenance or administrative charges will be assessed against participants for so long as their shares are kept in registered form with the Centre des Emetteurs et Transactions Titres of BNP.

    Dividends

Shares issued upon exercise of options will be entitled to certain rights which will be retroactive to the first day of the fiscal year in which the exercise occurs.

In particular, such shares will be entitled to any dividends declared in respect of the year of exercise; payment of any such dividend will be made during the following fiscal year. Pechiney's fiscal year beings on January 1 and ends on December 31.

The following examples illustrate these principles:
    Shares acquired upon option exercise in, for example, November 1999 will be entitled to the dividend (if any) for fiscal year 1999, which will be paid in the year 2000. Upon admission to trading on the Paris Bourse, such shares will trade with earlier issued shares of PECHINEY.
    Shares acquired upon option exercise in January 2000 will not be entitled to any dividend for fiscal year 1999, which will be paid in the year 2000, but only to any dividend for fiscal year 2000. Because these shares will not have rights to participate in the fiscal year 1999 dividend, their trading value is expected initially to be less than that of other shares, and, pending payment of the fiscal year 1999 dividend, they will be traded separately from other Pechiney shares. (See "Transfer of Shares" below). Upon payment of the dividend for the fiscal year preceding the year in which the option exercise occurred, the shares issued upon option exercise will be assimilated to earlier issued shares and will no longer trade separately.

TRANSFER OF SHARES

    General Principles

    Shares issued upon exercise of options may be freely sold, transferred or otherwise disposed of upon their admission to trading on the Paris Bourse.

    Nevertheless, each participant is responsible for following the internal procedures adopted by the Board on March 29, 1996 concerning the prevention of the utilization or communication of privileged information.

    Comments

    Certain participants will wish to hold shares acquired upon option exercise in order to benefit from any future growth of the PECHINEY Group. Others, for various reasons, will prefer to sell option shares, taking into account the price of the stock on the Paris Bourse as well as the tax rules applicable in their country of residence.

    By virtue of the French tax regulations, shares issued under the Option Plan will be in registered form. The conversion of shares from registered to bearer form is considered by the French tax authorities as a transfer of the shares. As shares can be sold on the Paris Bourse only in bearer form, participants will be required to effect this conversion prior to transfer.

    Shares that are acquired upon option exercise between January 1 and the date of payment of the dividend relating to the preceding fiscal year, and that are sold during this interim period, will be traded separately from other Pechiney shares and are expected to trade at a lower price than other Pechiney shares. In addition, participants wishing to sell shares under these circumstances may experience delays in effecting their transactions, as shares listed on a "second line" tend to be thinly traded.

    Admission of shares issued upon option exercise to trading on the Paris Bourse requires an administrative delay of approximately ten trading days. No sale order relating to such shares may be executed until the end of this period.
    Practical Considerations

In order to sell shares issued upon option exercise, a participant may elect either of the two following methods:
    The participant may transfer shares to his or her financial institution, which will then execute the sale.

A participant wishing to sell shares through his or her financial institution should address the following documents to the Centre Titres of the BANQUE NATIONALE DE PARIS1:

1    Address: BNP, Centre des Emetteurs et Transactions Titres, Titres Nominatifs Emetteurs, Plans d'Options, 8 rue de Sofia, 75450 Paris, France.

    A Request for Conversion to Bearer Form, duly completed and signed (copy attached as Exhibit 1)
    Address and reference information for the bank, brokerage firm or other institution to which the shares will be transferred; in particular, participants should furnish a recent account statement, cancelled check (in the case of a bank) or other document showing the account number and reference numbers to identify the financial institution.

Note: Transfer of shares to accounts situated outside of France often results in significant delays, regardless of the country involved; these delays may be as long as several weeks, depending on the financial institution involved.
    The participant may request the BANQUE NATIONALE DE PARIS to execute a sale of shares. It should be noted that BNP may only execute a trade "au mieux", which means that the sale order will be executed at the current market price at the time of the transaction.

A participant wishing to sell shares through BNP should address the following documents to the Centre Titres1:
    Request for Conversion to Bearer Form and Order to Sell, duly completed and signed (copy attached as Exhibit II)
    Address and reference information for the account to which the sale proceeds (net of expenses and, if applicable, taxes) will be transferred; in particular, participants should furnish a recent account statement, cancelled check or other document showing the account number and reference numbers to identify the bank or other financial institution.

For transactions effected through BNP, a processing fee will be assessed by the BNP Centre de Traitement; this fee will be in addition to brokerage fees. Fees will be deducted from the proceeds of the sale.

Sale through BNP will require a delay of several days.

ADMINISTRATION OF THE PLAN

Certain administrative responsibilities concerning shares issued upon exercise of options will be handled by BANQUE NATIONALE DE PARIS.

  Option Exercise

A confirmation of option exercise setting forth the following information will be sent to participants following each exercise of options:
    The date of option exercise
    The number of shares purchased
    The period of "fiscal unavailability" of shares purchased (relevant only for participants who are residents of France for tax purposes)
    The aggregate exercise price of the shares purchased
    Gain realized upon exercise
    Number of shares remaining subject to the participant's option (if applicable).
  Annual Statement

In January or February of each year, each participant who exercised all or part of his or her option during the preceding year will receive a statement indicating the number of shares acquired upon option exercise and the date of acquisition. For participants who are residents of France for tax purposes, this document must be attached to their income tax return.

In addition, a statement summarizing conversions from registered to bearer form and other transfers of ownership during the period of "fiscal unavailability" will be sent by BNP to the relevant participants.

Copies of the foregoing statements will be sent to PECHINEY to enable it to fulfill its legal obligations.

Exhibit II

REQUEST FOR CONVERSION TO BEARER FORM

I, the undersigned, Mr., Mrs., Miss, Ms(1)

Last Name:___________________________First and Middle Name:_______________

Address_______________________________________________________________

___________________________________________Telephone:__________________

Date and Place of Birth:___________________________________________________

holder of _____________shares of PECHINEY with a par value of F 100, created in the context of the stock option plan of June 26, 1996, hereby request that the following shares be converted into bearer form:

__________________________________shares, purchased on_________________

(number of shares spelled out)

__________________________________shares, purchased on_________________

(number of shares spelled out)

and to hold such shares in my account no.:____________________________________

at:____________________________________________________________________

(name of bank or other financial institution)

Please find attached my Bank Account Information Form(2)

Date and Signature

1    Please cross out the inapplicable references and indicate all changes which have occurred since June 26, 1996.

2    Or such other document showing the account number and reference numbers to identify the bank.

REQUEST FOR CONVERSION TO BEARER FORM

AND ORDER TO SELL

I, the undersigned, Mr., Mrs., Miss, Ms(1)

Last Name:___________________________First and Middle Name:_______________

Address_______________________________________________________________

___________________________________________Telephone:__________________

Date and Place of Birth:___________________________________________________

holder of _____________shares of PECHINEY with a par value of F 100, created in the context of the stock option plan of June 26, 1996, hereby request that the following shares be converted into bearer form:

__________________________________shares, purchased on_________________

(number of shares spelled out)

and request the sale(2), at the current price (« A TOUT PRIX »), of ____________________________________shares of PECHINEY.

(number of shares spelled out)

Please credit the net proceeds of sale to my account no.:___________________________________________________________________

(name of bank or other financial institution)

Please find attached my Bank Account Information Form(3)

Date and Signature

1    Please cross out the inapplicable references and indicate all changes which have occurred since June 26, 1996.

2    The order to sell cannot be executed until such time as the shares have been issued and listed (3 weeks) if the order to sell is given at the same time as the option is exercised.

3    Or such other document showing the account number and reference numbers to identify the bank.